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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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St. Francis Capital Corporation

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St. Francis Capital Corporation

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To Our Shareholders,

     The big news of our recently completed third quarter was, of course, the announcement of our upcoming strategic alliance with Mid America Bank, the banking subsidiary of MAF Bancorp, Inc.

     First, I’d like to review our financial results for the latest quarter, which ended on June 30th. Our net income for the quarter grew by $1.4 million to $6.5 million, compared with $5.1 million for the same quarter last year. Diluted earnings per share also increased to $0.66, a $0.14 rise over the third quarter of 2002.

     Based on these results, your Board of Directors declared a cash dividend in the amount of $0.20 per share, payable on August 20, 2003 to shareholders of record as of August 11, 2003.

     During the past quarter, we saw a continuation of many of the trends begun in other recent quarters. The interest rate environment again played a dominant role in our results. Driven by interest rates that were the lowest they’ve been since the late 1950s, our loan originations were again very high. This gave us more loans to sell into the secondary market, resulting in total gains on the sale of mortgage loans of $5.9 million (more than double our $2.3 million in similar gains in the same period last year).

     Our deposit fee income was also higher for the quarter, totaling $2.3 million, and continues to be a significant source of income. In addition, our credit quality — always a top priority — continues to be strong.

     I’d like to make special note of the opening of our 23rd branch office, Oak Creek, scheduled for early September. This will expand our franchise into a new market area.

     With respect to the partnership between St. Francis and Mid America Bank, this alliance is a natural fit that brings together two teams of talented and dedicated professionals, all committed to community banking and personalized customer service. As a growing institution, MAF, with 65 offices in the Chicago and Milwaukee markets, will bring more services — including Internet services — to the Milwaukee market. Our combined institution will receive a broader following by the investment community and its shares will provide increased liquidity to shareholders.

     We are also confident our customers will find that Mid America Bank shares our commitment to the residents of the communities it serves, working to boost home ownership and development through community lending and involvement. To underscore that commitment, Mid America Bank has announced a new five-year community lending program designed to provide $500 million in loans to Milwaukee-area minority neighborhoods and to low- to moderate-income areas and families. This initiative is aimed at helping individuals and families achieve their dream of home ownership — and it meshes perfectly with our own belief in the importance of community lending.

     This is truly an exciting time for everyone associated with St. Francis. We appreciate your continued trust, support and confidence as we enter this new era in our ongoing history of success.

     Sincerely,

Thomas R. Perz
President and Chief Executive Officer

Corporate Headquarters
St. Francis Capital Corporation
13400 Bishops Lane, Suite 350
Brookfield, WI 53005

Shareholder Inquiries
Jon D. Sorenson or Susan M. Hullin: (262) 787-8700 or
E-mail: susanhullin@stfrancisbank.com

Stock Listing
St. Francis Capital Corporation common stock is traded on the NASDAQ National Market System under the symbol STFR. The Company’s stock quotes appear in The Wall Street Journal and other publications usually under St. FrancisCap or St. Francis.

23 Full Service Branch Locations

St. Francis	Muskego
3545 S. Kinnickinnic Avenue	S74 W17100 Janesville Road
Milwaukee, Wisconsin 53235	Muskego, Wisconsin 53150

Cudahy	National
6042 S. Packard Avenue	10725 W. National Avenue
Cudahy, Wisconsin 53110	West Allis, Wisconsin 53227

Downtown	New Berlin
275 W. Wisconsin Avenue	3670 S. Moorland Road
Ste. 1390	New Berlin, Wisconsin 53151
Milwaukee, Wisconsin 53203

Oak Creek
Elmbrook	(Opening September 2003)
2360 N. 124th Street	125 E. Puetz Rd.
Wauwatosa, Wisconsin 53226	Oak Creek, Wisconsin 53154

Germantown	Oklahoma
N112 W18741 Mequon Road	7501 W. Oklahoma Avenue
Germantown, Wisconsin 53022	Milwaukee, Wisconsin 53219

Greendale	Thiensville
5499 S. 76th Street	153 N. Main Street
Greendale, Wisconsin 53129	Thiensville, Wisconsin 53092

Hartford	Waukesha Moreland
709 Grand Avenue	2116 E. Moreland Blvd.
Hartford, Wisconsin 53027	Waukesha, Wisconsin 53186

Kewaskum	Waukesha Sunset
1225 Fond du Lac Avenue	201 E. Sunset Drive
Kewaskum, Wisconsin 53040	Waukesha, Wisconsin 53186

Lake Geneva	Wauwatosa Village
401 Broad Street	6810 W. State Street
Lake Geneva, Wisconsin 53147	Wauwatosa, Wisconsin 53213

Lisbon	West Allis
6055 W. Lisbon Avenue	9330 W. Greenfield Avenue
Milwaukee, Wisconsin	53210 West Allis, Wisconsin 53214

Menomonee Falls	West Bend
N88 W16586 Appleton Avenue	2356 W. Washington Street
Menomonee Falls, Wisconsin 53051	West Bend, Wisconsin 53095

Morgan
3470 S. 27th Street
Milwaukee, Wisconsin 53215

Our commitment
to you

Third
Quarter
Report

for the nine months ended June 30, 2003

St. Francis Capital Corporation
and Subsidiary

Third Quarter Report for the three and nine months ended June 30, 2003
(unaudited)

	Nine months ended June 30,		Three months ended June 30,
Income Statement	2003	2002	2003	2002

Interest income	$79,271	$93,323	$25,196	$30,636
Interest expense	42,600	51,654	13,435	16,249
Net interest income before provision for loan losses	36,671	41,669	11,761	14,387
Provision for loan losses	637	2,733	84	913
Net interest income	36,034	38,936	11,677	13,474
Other operating income	29,914	19,028	11,059	5,285
General and administrative expenses	39,248	35,822	13,337	11,912
Income before income tax expense	26,700	22,142	9,399	6,847
Income tax expense	7,809	6,157	2,878	1,783

Net income	$18,891	$15,985	$6,521	$5,064
Financial Highlights
Basic earnings per share	$2.01	$1.73	$0.69	$0.55
Diluted earnings per share	1.92	1.65	0.66	0.52
Return on average equity	13.55%	12.73%	13.68%	11.86%
Return on average assets	1.13%	0.97%	1.17%	0.91%
Net interest margin	2.32%	2.69%	2.24%	2.75%
Net interest spread	2.09%	2.46%	2.00%	2.52%
Other operating income to average assets	1.79%	1.16%	1.99%	0.95%
G&A expenses to average assets	2.34%	2.18%	2.40%	2.14%
Stock Price
High	$29.61	$25.20	$29.61	$25.20
Low	$20.88	$20.25	$22.70	$22.12
Close	$29.07	$24.79	$29.07	$24.79

	(Dollars in thousands, except per share data)
	June 30,	September 30,
Financial Condition	2003	2002

Assets
Cash and cash equivalents	$44,167	$45,835
Investment securities	64,797	16,596
Mortgage-backed and related securities	629,170	708,826
Loans receivable	1,298,402	1,322,472
Federal Home Loan Bank stock	110,943	90,784
Real estate held for investment	31,650	32,803
Foreclosed properties	847	1,908
Goodwill	12,891	12,891
Other assets	61,474	107,002

Total Assets	$2,254,341	$2,339,117
Liabilities and Shareholders’ Equity
Deposits	$1,357,524	$1,416,979
Advances and other borrowings	667,767	642,063
Other liabilities	35,072	100,994
Total Liabilities	2,060,363	2,160,036
Shareholders’ equity	193,978	179,081

Total Liabilities and Shareholders’ Equity	$2,254,341	$2,339,117
Shareholders’ equity to total assets	8.60%	7.66%
Book value per share	$19.33	$18.31
Asset Quality Information
Non-performing loans	$3,349	$2,209
Foreclosed properties	847	1,908

Non-performing assets	$4,196	$4,117
Performing troubled debt restructurings	$1,044	$2,440
Allowance for loan losses	$14,172	$14,212
Non-performing loans to gross loans	0.25%	0.16%
Non-performing assets to total assets	0.19%	0.18%
Allowance for loan losses to gross loans	1.04%	1.03%
Allowance for loan losses to non-performing loans	423.17%	643.37%